UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2012

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 20, 2012, Cobra Electronics Corporation (the “Company”) entered into a new employment agreement (the “Agreement”) with James R. Bazet, its Chairman, President and Chief Executive Officer. The term of Mr. Bazet’s employment under the agreement commences on June 1, 2012 and extends until December 31, 2015, unless earlier terminated. Mr. Bazet’s annual salary under the agreement shall be $589,889, subject to annual review and increase by the Compensation Committee of the Company’s Board of Directors (with each such increase being of an amount that is no less than 3% of Mr. Bazet’s prior annual salary). During the term, Mr. Bazet is also entitled to an annual performance bonus equal to 2.5% of the Company’s pre-tax operating profit, subject to adjustment for certain non-ordinary course transactions, plus an additional bonus amount payable of $75,000, $100,000 or $150,000 if pre-tax operating profit in any fiscal year during the employment period exceeds $5 million (but is less than $7 million), exceeds $7 million (but is less than $8.5 million) or exceeds $8.5 million, respectively. Mr. Bazet will also receive an allowance for perquisites of $25,000 annually. Mr. Bazet shall also be entitled to a one-time payment of $32,000 on July 31, 2012 provided that Mr. Bazet remains employed with the Company on such date.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause, death or disability, or if he voluntarily terminates his employment after (i) Mr. Bazet’s removal as a director of the Company prior to the termination of Mr. Bazet’s full-time employment (subject to certain exceptions), (ii) Mr. Bazet’s demotion in title or responsibilities and duties, other than Mr. Bazet ceasing to be Chairman of the Board, (iii) the prevention of Mr. Bazet by the Board of Directors of the Company from exercising the duties and responsibilities of the President and Chief Executive Officer, or (iv) an uncured breach by the Company of a material term of Mr. Bazet’s employment agreement (each of clause (i) through (iv) being referred to herein as a “Change in Status”), he will be entitled to receive the following termination benefits:

•	salary through and including the effective date of termination;

•	any annual performance bonus earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of termination;

•	other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the effective date of termination;

•	certain insurance and retirement benefits;

•	a payment equal to $32,000; and

•	severance payments, payable over a period of 18 months, in an amount equal to 1.5 times Mr. Bazet’s annual salary.

In addition, Mr. Bazet will be entitled to receive a pro-rated annual performance bonus for any portion of the fiscal year prior to such termination.

In the event that Mr. Bazet’s employment is terminated by the Company for reasons other than cause, death or disability within 24 months following a change of control (as defined in the Agreement), he will be entitled to the termination benefits described above except that, in lieu of the severance payments specified above, he will receive a payment upon termination of employment in an amount equal to two times his annual salary, payable either in a lump sum or over a period of 24 months.

If Mr. Bazet remains employed with the Company through December 31, 2015, he shall be entitled to receive a one-time retention payment of $32,000.

The Agreement also provides that Mr. Bazet shall be entitled to participate in the Company’s Executive Deferred Compensation Plan and will be eligible to receive grants under the Company’s 2010 Equity Incentive Plan.

The foregoing description is only a summary of certain provisions of the Agreement and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Exhibits.

(d) The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Cobra Electronics Corporation and James R. Bazet, dated June 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2012	COBRA ELECTRONICS CORPORATION

	By:	/s/ Robert J. Ben

	Name:	Robert J. Ben
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Cobra Electronics Corporation and James R. Bazet, dated June 20, 2012.